EXHIBIT 10.3

                          Preliminary Option Agreement


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EXHIBIT 10.3

                          Preliminary Option Agreement


This Agreement is entered into on November 9, 2004 by and between:

Leung Yuet Mei, a citizen of China (Hong Kong) with an address at Flat 1362, Tai On Building, 57-87 Shaukiwan Road, Hong Kong.
Fax (852) 5242 0544


Leung Chi Ming, a citizen of China (Hong Kong) with an address at Flat C3, 5/F., Lucky Court, Mai Wo Ferry Pier Road, Lantau, Hong Kong.
Fax (852) 5242 0544


Chen Yulin, a citizen of China with an address at Room 2014, Block 2, No. 41 Xi Zhi Men Jiao Dai Dong Road, Beijing City, People's Republic of China.
Fax (86 10) 6202 8274

(collectively called "ABC")

Highland Mining Inc., a British Virgin Islands company with offices at TrustNet Chambers, Road Town, Tortola, British Virgin Islands.
Fax (852) 5242 0544

(herein called "BVI Co")

Tibet Tianyuan Minerals Exploration Ltd., a wholly foreign-owned enterprise incorporated and existing under the laws of the People's Republic of China with a registered address at 13F, Foreign Economic and Trade Tower, 75 Jin Zhu West Road, Lhasa, Tibet, People's Republic of China.
Fax (86 891) 6868 708

(herein called "Tianyuan")

Continental Minerals Corporation, a British Columbia company with offices at Suite 1020 - 800 West Pender Street, Vancouver, British Columbia, Canada, V6C 2V6.
Fax: (604) 684-8092

(herein called "Continental")

Hunter Dickinson Inc., a British Columbia company with offices at Suite 1020 - 800 West Pender Street, Vancouver, British Columbia, V6C 2V6, Canada.
Fax: (604) 684 - 8092

(herein called "HDI")

Wang Zhi, a citizen of the United States of America with an address at Apt. 116, 2205 BridgePointe Parkway, San Mateo, CA 94404, United States of America.
Fax (86 10) 6202 8274

(herein called "WZ")

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WHEREAS  Tianyuan  has the rights to explore the mineral  property  known as the
Xietongmen Copper Property (the "Property"), which is located near Xiong Village, Xietongmen County, Rikaze area, Tibet Autonomous Region ("Tibet"), the People's Republic of China ("PRC") and more particularly described in Schedule A.

WHEREAS Tianyuan is the 100% subsidiary of BVI Co, and the Selling Parties (defined below) have agreed to grant Continental with an option to acquire:

        (i) 50% of the shares of BVI Co, through payment of USD2,000,000 to ABC and the investment of USD5,000,000 in BVI Co to fund exploration of the Property;

        (ii) a further 10% of the shares of BVI, through the investment of USD3,000,000 in BVI Co to fund exploration of the Property.


NOW THEREFORE THIS AGREEMENT WITNESSETH THAT for valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Parties do hereby mutually covenant and agree as follows:

1.       Definitions

"BVI Co Shareholders Agreement" shall have the meaning provided in Section 2.3.

"BVI Co Share Option Agreement" shall have the meaning provided in Section 2.3.

"Completion Notice" means the written notice issued by Continental in accordance with Section 2.2.

"CTVH" means China NetTV Holdings Inc., a Delaware corporation with an office at Suite 830-789 West Pender Street, Vancouver, B.C., Canada, V6C 1H2.

"Exploration Permit" means the exploration permit issued from time to time by the relevant authorities evidencing the Exploration Rights. A copy of the currently valid Exploration Permit is attached as Schedule B.

"Exploration Rights" means all of the exploration rights in relation to the Property.

"MOLAR" means the Ministry of Land and Resources of the PRC.

"Selling Parties" means collectively BVI Co, ABC and Tianyuan, and "Selling Party" means one of them as the context requires.

"Signature Date" means the date on which this Agreement has been signed by all Parties to it.


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2.       Nature of Cooperation

2.1 Selling Parties hereby grant to Continental the exclusive right to participate in the cooperative exploration and development of the Property on the terms and conditions of this Agreement.

2.2 Continental shall be permitted the opportunity to carry out a full due diligence study on BVI Co, Tianyuan, the Property, the Exploration Rights, the Exploration Permit and associated data. Selling Parties shall carry out all other necessary actions and provide all necessary documents and information as Continental and its legal advisors may request in order to complete such study, including but not limited to the documents described in Schedule C. As they receive the same, Continental or its legal advisors shall issue a confirmation letter to the Selling Parties to confirm the receipt of the documents listed in Schedule C. Upon completing such study and becoming satisfied in its sole discretion that, among other things, the Selling Parties are not in breach of their representations and warranties under Section 4.1, Continental will issue the Completion Notice to Selling Parties. If not so satisfied, Continental may issue the notice contemplated in
          Section 7.1. Continental will issue a Completion Notice or the notice contemplated in Section 7.1 no later than forty-five (45) days following the Signature Date, failing which any Party may, by notice to the other Parties and without prejudice to any Party's rights to claim against other Parties for breaches prior to the termination of the Agreement, elect to terminate this Agreement.

2.3 ABC and BVI Co shall grant to Continental options to respectively purchase and subscribe for shares in BVI Co on the terms described in Schedule D. The terms of such options shall be set forth in a share option agreement (the "BVI Co Share Option Agreement") in form and substance satisfactory to Continental. Such BVI Co Share Option Agreement shall include as a schedule a form of shareholders agreement (the "BVI Co Shareholders Agreement") that shall govern the relationship between the parties thereto as shareholders of BVI Co upon Continental's exercise of at least one of such options, which shall include the provisions described in Schedule E. ABC, BVI Co and Continental shall commence good faith negotiations of the BVI Share Option Agreement and the BVI Shareholders Agreement promptly following the Signature Date and shall sign such agreements no later than seventy-five (75) days following the Signature Date, failing which any Party may, by notice to the other Parties and without prejudice to any Party's rights to claim against other Parties for breaches prior to the termination of the Agreement, elect to terminate this Agreement.

2.4 To secure its performance hereunder, ABC shall promptly following the Signature Date pledge to Continental shares in BVI Co representing 50% of the issued and outstanding share capital of BVI Co. ABC shall also cause CTVH to pledge to Continental shares in BVI Co representing a further 10% of the issued and outstanding share capital of BVI Co, and from time to time to pledge such further shares of BVI Co as may be necessary so Continental continues to hold under the pledge from CTVH 10% of the issued and outstanding share capital of BVI Co. Continental's rights under such pledge shall terminate upon termination of this Agreement in accordance with Section 2.2 or 2.3.


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3.        Other Obligations of Selling Parties

3.1 Upon signing of this Agreement, provided that Continental performs its obligations under this Agreement, Selling Parties shall do the following:

         (i) provide Continental with all data generated of both a technical and non-technical manner applicable to the Property;

         (ii) duly pay any fees and charges (including but not limited to exploration right use fee and mineral resources compensation) in connection with the Exploration Rights and the Exploration Permit to keep them in good standing at least until the Completion Notice is issued;

         (iii) carry out all filings and do all other acts necessary to maintain the validity of the Exploration Permit;

         (iv) not transfer, sell, lease or mortgage the Exploration Rights, or otherwise deal in them or encumber them;

         (v) cause all existing exploration, mining, excavating, exploiting, extracting, refining and processing activities and operations in the areas in connection with the Property or the Exploration Rights conducted by any Selling Party or by any third party to be suspended;

         (vi) assist Continental in Continental's purchasing and leasing of equipment, machinery, tools, vehicles and other materials, and if applicable, in carrying out all import and customs formalities in respect thereto;

         (vii) assist Continental's personnel in obtaining necessary visas and invitation letters and certifications required for processing other necessary travel documents in order to gain access to the Property;

         (viii)not transfer, sell, lease, mortgage or otherwise deal in any assets of BVI Co and or Tianyuan, including but not limited to the equity interest in Tianyuan owned by BVI Co nor create any liability or obligation of those companies without Continental's written consent; and

         (ix) not carry out any actions that may impair or dilute Continental's legal or beneficial interest in BVI Co or Tianyuan, including but not limited to issuance or transfer of any shares or other instruments, documents or securities of BVI Co or the increase of registered capital of Tianyuan or the transfer of the same (provided that the issuance of shares by BVI Co to Continental as contemplated in Section 2.3 and Schedule D, as well as the transaction between ABC and CTVH on the terms previously disclosed to Continental in writing, shall not represent a breach of this provision).

3.2 Provided that Continental performs its obligations under this Agreement, WZ shall actively assist Continental and Tianyuan to apply for and maintain the approvals, registrations, licenses, permits and other government authorizations and support necessary or desirable in


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          order for Tianyuan to undertake the exploration and development of the
          Property and for Continental to participate in those activities on the basis contemplated under this Agreement. WZ will be a signatory to the BVI Co Shareholders Agreement and the BVI Co Share Option Agreement in order that he have the above mentioned responsibilities under those agreements.

4.        Representations and Warranties

4.1 Selling Parties hereby jointly and severally represent and warrant to Continental that:

        (i) Each of BVI Co and Tianyuan is a company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

        (ii) Each Selling Party has full power and authority to carry on its business and to enter into this Agreement and any agreement or instrument referred to or contemplated by this Agreement;

        (iii) Neither the execution and delivery of this Agreement, nor any of the agreements referred to herein or contemplated hereby, nor the consummation of the transactions hereby contemplated conflict with, result in the breach of or accelerate the performance required by, any agreement to which any Selling Party is a party;

        (iv) The execution and delivery of this Agreement and the agreements contemplated hereby by each Selling Party will not violate or result in the breach of the laws of any jurisdiction applicable or pertaining to such Selling Party or (where the Selling Party is a body corporate) of its constating documents;

        (v) This Agreement constitutes a legal, valid and binding obligation of each of Selling Parties;

        (vi) There are no options, warrants or any other rights to acquire any authorised (issued or unissued) share capital in BVI Co other than the options in favour of Continental contemplated in Schedule D as well as CTVH's right to acquire shares in BVI Co from ABC under the terms of the transaction between ABC and CTVH previously disclosed to Continental in writing;

        (vii) All returns, registrations, filings and other documents required to be delivered by Selling Parties to the relevant government authorities have been properly prepared and delivered;

        (viii) None of the Selling Parties has breached any law of the jurisdiction where it is incorporated or has citizenship, as the case may be;

        (ix) No order has been made, petition presented or resolution passed for the winding-up or bankruptcy of any Selling Party or for the appointment of a provisional liquidator to any Selling Party and no administration order has been made in respect of any Selling Party;


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        (x)    No receiver or receiver  and manager has been  appointed  for the whole or part of any Selling Party's business or assets;

        (xi) There is not and has not been any governmental or other investigation, enquiry or disciplinary proceeding concerning any Selling Party and none is pending or threatened. No fact or circumstance exists which might give rise to an investigation, enquiry or proceeding of that type;

        (xii) No civil, criminal, arbitration, administrative or other proceeding is pending or threatened by or against any Selling Party or a person for whose acts or defaults any Selling Party may be vicariously liable;

        (xiii) No fact or circumstance exists that might give rise to a civil, criminal, arbitration, administrative or other proceeding involving any Selling Party or a person for whose acts or defaults any of Selling Party may be vicariously liable;

        (xiv) There is no outstanding judgment, order, decree, arbitral award or decision of a court, tribunal, arbitrator or governmental agency against any Selling Party or a person for whose acts or defaults any Selling Party may be vicariously liable;

        (xv) Tianyuan has lawfully obtained the Exploration Rights, the Exploration Permit and the mineral data and other geological information related to the Property, and the Exploration Rights, the Exploration Permit, and such mineral data and other geological information are not subject to any dispute or any third party claim or interest. The Exploration Permit constitutes the only exploration permit issued over the Property and the only exploration permit currently issued to Tianyuan;

        (xvi) None of the Exploration Rights, the Exploration Permit or the mineral data or other geological information related to the Property are subject to any title dispute with, or lease or mortgage to, any third party;

        (xvii) All fees and charges (including but not limited to exploration right use fee and mineral resources compensation) in connection with the Exploration Rights and the Exploration Permit have been duly paid;

        (xviii)All filings necessary to maintain the validity of the Exploration
               Permit have been duly made;

        (xix) All obligations of the permit holder contemplated under the Exploration Permit have been duly performed;

        (xx) All existing exploration, mining, excavating, exploiting, extracting, refining and processing activities and operations in the areas in connection with the Property or the Exploration Rights conducted by any Selling Party or by any third party have been suspended;


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        (xxi)  All mineral  data and other  geological  information  any Selling
               Party provides to Continental are complete, true, accurate, legally owned or controlled by the Selling Parties, and are not subject to any third party claim or any restriction;

        (xxii) Tianyuan has paid in full all consideration due and owing by it in connection with Tianyuan's purchase of the Exploration Rights, and such consideration including all monetary amounts and other consideration does not exceed US$2,000,000;

        (xxiii)BVI Co has paid in full all consideration due and owing by it in connection with BVI Co's purchase of 100% of the registered capital of Tianyuan and is not subject to any debts or other claims by the founding shareholders of Tianyuan or third parties in connection with such purchase;

        (xxiv) Tianyuan has not conducted any business or incurred any obligations or liabilities since the issuance of its business license; provided that acquisition by Tianyuan of the Exploration Rights shall not represent a breach of this representation and warranty;

        (xxv) BVI Co has not conducted any business or incurred any obligations or liabilities since the date of its incorporation other than purchasing 100% of the registered capital of Tianyuan from the founding shareholders of Tianyuan;

        (xxvi) ABC collectively legally hold and beneficially own all issued and outstanding share capital of BVI Co, clear of all liens, charges or encumbrances, and with a par value of USD1 per share, and such share capital has been duly authorized, validly issued and fully paid;

        (xxvii)BVI Co owns all the registered capital of Tianyuan, free and clear of all liens, charges or encumbrances and have fully contributed to Tianyuan such registered capital;

        (xxviii)There are no options or any other rights to subscribed foror acquire any equity interest of Tianyuan; and

        (xxix) No order has been made, petition presented or resolution passed for the winding-up or bankruptcy of any Selling Party or for the appointment of a provisional liquidator to any Selling Party and no administration order has been made in respect of any Selling Party.

4.2 Continental and HDI each hereby represents and warrants to Selling Parties that:

        (i) it is a company duly organized, validly existing and in good standing under the laws of the province of British Columbia;

        (ii) it has full power and authority to carry on its business and to enter into this Agreement and any agreement or instrument referred to or contemplated by this Agreement;


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         (iii) Neither the execution and delivery of this Agreement,  nor any of the agreements referred to herein or contemplated hereby, nor the consummation of the transactions hereby contemplated conflict with, result in the breach of or accelerate the performance required by, any agreement to which it is a party;

        (iv) The execution and delivery of this Agreement and the agreements contemplated hereby by it will not violate or result in the breach of the laws of any jurisdiction applicable or pertaining to it or of its constating documents; and

        (v) This Agreement constitutes a legal, valid and binding obligation of each of Continental and HDI.

4.3 The representations and warranties in this Section 4 are conditions on which the Parties have relied in entering into this Agreement and shall survive Continental's acquisition of shares of BVI Co. The Parties confirm for the avoidance of doubt that no Party may make a claim against another Party for a breach of any representation or warranty in this Section 4 if such breach has no adverse effect on the benefits, rights or interests of the Party entitled to make a claim.

5.       Confidential Information

5.1 In this Agreement, the term "Confidential Information" means: (a) any information, data, samples or material concerning the Party supplying or disclosing such information or material (the "Disclosing Party") including but not limited to information concerning such Party's business, financial condition, operations, technology, plans, research and development, assets or liabilities; and (b) any information or materials concerning any other entity or person in respect of which the Disclosing Party is bound by obligations of confidentiality, as the Disclosing Party identifies to the other party (the "Recipient") from time to time. Confidential Information shall not include information that: (a) was known by the Recipient prior to disclosure by the Disclosing Party; (b) is or becomes public knowledge other than through the Recipient's breach of this Agreement; or (c) was obtained by the Recipient from a third party where the Recipient was not aware that the third party was under an obligation of confidentiality with respect to such information.

5.2 Each Party that receives Confidential Information shall, during the term of this Agreement and for two (2) years thereafter, maintain the confidentiality of the Confidential Information and not disclose it to any person or entity, except to their respective employees who need to know such Confidential Information for the sole purpose of such Party undertaking the activities contemplated in this Agreement.

5.3 The Recipient shall, upon the request of the Disclosing Party, promptly either destroy or deliver to the Disclosing Party all materials, and all copies thereof, in the Recipient's possession or control that contain any of the Disclosing Party's Confidential Information. Delivery of such items to the Disclosing Party shall not relieve the Recipient of its confidentiality obligations hereunder.

5.4 The obligations under this Section 5 shall not apply to any Confidential Information that is required to be disclosed pursuant to


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         any statute, law, rule or regulation of any governmental authority, any order of any court of competent jurisdiction or any request by any stock exchange; however, the Recipient shall notify the Disclosing
         Party before disclosure and give the Disclosing Party reasonable opportunity to obtain a protective order or other form of protection.

5.5 Each Party acknowledges that monetary damages may not be a sufficient remedy for an unauthorized disclosure of Confidential Information and that in the event of such disclosure by either Party, the other Party shall be entitled, without waiving any other rights or remedies, to seek injunctive relief or similar judicial or administrative remedies.

6.       Assistance by Continental

6.1 No later than ten (10) days after the Signature Date, Continental shall provide ABC with the following information:

         (i) subject to the consent of such investors, a list of ten (10) principal investors who have in the past provided financing to Continental in connection with the Property or are linked to Continental by way of Continental being managed by HDI in connection with the Property; and

         (ii) electronic copies (or hard copies if such electronic copies are not available) of the principal marketing materials Continental prepared in connection with obtaining financing for the Property.

6.2 During the first two years after the Completion Notice, Continental shall provide ABC with the following assistance in connection with their efforts to obtain financing in respect of the Property:

        (i) invite ABC to attend selected (at Continental's sole discretion) marketing events conducted by Continental in connection with the Property and use reasonable endeavours to introduce BVI Co to the investors attending such events;

        (ii) on request by ABC, assist with the preparation and review of all public announcements prepared by ABC in connection with the Property prior to public dissemination; and

        (iii) provide electronic copies (or hard copies if such electronic copies are not available) of the principal marketing materials that Continental displays in public in connection with obtaining financing for the Property.

6.3 Nothing in this Section 6 shall make Continental responsible to secure funding for the ABC' interests in BVI Co, or otherwise be responsible for the outcome of the fundraising activities of any Selling Party, or to recommend an investment in those entities to any person.


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7.       Miscellaneous Provisions

7.1      Upon undertaking all or part of the due diligence contemplated in
         Section 2.2, Continental may determine that changes to the ownership structure of Tianyuan or of the Property are needed in order to comply with PRC law. If so, then Continental may no later than 60 (sixty) days following the Signature Date, upon notice to Selling Parties, require Selling Parties to negotiate in good faith and sign, no later than the date that is fourteen (14) days after delivery of such notice, amendments to this Agreement providing for such changes.

7.2 The Parties agree that if any Selling Party either becomes aware of any interests in any mineral properties within 10 km of the perimeter of the Property that may be available for purchase, or if it actually makes a purchase of such interests, that any such interests will first be offered to Tianyuan for purchase at Selling Party's cost of acquisition as paid or payable to a bona fide third party, with the decision as to whether Tianyuan should purchase the interest being at the sole discretion of the directors of Tianyuan. The directors of Tianyuan shall make a decision whether to purchase such interests within 20 days after Tianyuan is offered to purchase such interests. If the directors of Tianyuan cannot make a decision within such time period, Tianyuan shall be deemed to have waived the right to purchase such interests.

7.3 Any notice, consent, demand or request (the "Communication") required or permitted to be given under this Agreement shall be in writing and may be delivered personally or sent by facsimile or may be sent by courier to the relevant Party at its address first above written. Any Communication delivered personally or sent by facsimile shall be deemed to have been given and received on the second business day next following the date of sending. Any Communication sent by courier as aforesaid shall be deemed to have been given and received on the fifth business day following the date it is sent by courier, addressed to the Parties at their addresses first above written or to such other address or addresses as either Party may from time to time specify by notice to the other; provided, however, that if there shall be a slowdown or other labour dispute which might affect delivery of the Communication by courier, then the Communication shall be effective only if actually delivered.

7.4 If a Party breaches its obligations under this Agreement and causes damage to the other Parties, it shall be responsible for compensating the other Parties. Selling Parties and WZ shall be jointly and severally liable for breaches by any Selling Party of this Agreement and shall indemnify Continental for its full losses arising from such breach. HDI assumes joint and several liability for each of Continental's obligations under this Agreement.

7.5 This Agreement shall be effective on the Signature Date and shall be legally binding on the Parties until it is replaced by the BVI Co Shareholders Agreement and the BVI Co Share Option Agreement contemplated in Section 2.3. Upon signature of those Agreements by the parties thereto, this Agreement shall terminate.

7.6 The formation, validity, interpretation and performance of this Agreement, and any disputes arising under this Agreement, shall be governed by the laws of British Columbia.


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7.7      Any dispute, controversy or claim arising out of or relating to this
         Agreement, or the breach, termination or invalidity thereof, shall be settled by arbitration in accordance with the UNCITRAL Arbitration Rules as at present in force (the "Rules"), as amended by the following provisions:

        (i)       The  appointing   authority  shall  be Hong Kong International
                  Arbitration Centre (the "HKIAC").

        (ii)      The place of arbitration shall be in Hong Kong at the HKIAC.

        (iii) There shall be only one arbitrator chosen by the Parties by agreement in accordance with the Rules, provided that if they do not reach agreement on the choice of a sole arbitrator, then three arbitrators shall be appointed in accordance with the Rules.

        (iv) Any such arbitration shall be administered by the HKIAC in accordance with the HKIAC Procedures for Arbitration in force at the date of this Agreement including such additions to the UNCITRAL Arbitration Rules as are therein contained.

        (v) The language to be used in the arbitral proceedings shall be English.

        (vi) The Selling Parties as a group and Continental shall each submit to the arbitrators in writing a description of the facts relating to, and a requested remedy for, the dispute. The arbitrators shall select between the remedy requested by the Selling Parties and that requested by Continental and it shall award the entire remedy selected and only that remedy. In no event may the arbitrators issue an award that provides a remedy less than, more than, or in any other way different from the Party-requested remedy that the arbitrators have selected.

         (vii) The arbitration award shall be final and binding on the Parties.

7.8 Each of the Parties shall from time to time and at all times do all such further acts and execute and deliver all further deeds and documents as shall be reasonably required in order fully to perform and carry out the terms of this Agreement.

7.9 Assignments by the Parties of their rights and obligations under this Agreement shall be governed by the following provisions:

        (i) ABC may assign its rights and obligations under this Agreement to CTVH without consent of the other Parties.

        (ii) Each of Continental and CTVH may assign its rights and obligations under this Agreement to any of its "Affiliates" (defined below) without consent of the other Parties.

        (iii)     The assignee under any assignment permitted under this Section
                  7.9 shall be liable for all the obligations and liabilities of the assignor under this Agreement and as a condition of the assignment must formally accede to this Agreement.

         (iv) Except as provided in clauses (i) through (iii), no Party may assign any of its rights or obligations under this Agreement without the prior written consent of the other Parties.

         (v) "Affiliate" means, in relation to a Party, any company which, directly or indirectly, is controlled by, under common control with, or in control of, that Party; the term "control" meaning ownership of fifty percent or more of the voting stock or registered capital, or the power to appoint or elect a majority of the directors, of a company.

7.10 This Agreement will enure to the benefit of and be binding upon the Parties hereto and their respective successors and permitted assigns.

7.11     Time is of the essence in this Agreement.

7.12 For the avoidance of doubt, this Agreement is an option only in favour of Continental and, except as herein specifically provided, nothing herein contained shall be construed as obligating Continental to do any acts or make any payments hereunder. Unless otherwise provided in this Agreement, any act or acts or payment or payments as shall be made hereunder shall not be construed as obligating Continental to do any further act or make any further payment.

7.13 Selling Parties acknowledge that Continental may be required to seek acceptance from the TSX Venture Exchange (the "Exchange") to this Agreement and if as a condition of acceptance, the Exchange requires amendments to this Agreement, the Parties shall use their best efforts to negotiate an agreement satisfactory to the Exchange. In the event that acceptance of the Exchange is not obtained within ninety (90) days following the date of this Agreement, this Agreement may be terminated by Continental upon ten (10) days notice.

7.14 Each Party acknowledges that it will comply with all laws and regula-tions applicable in Tibet.

         The Parties shall make reasonable efforts to cause their employees to comply with the laws and regulations applicable in Tibet, and not to engage in any activities, or spread any information, while in Tibet that may reasonably be expected to adversely affect Tibet's political stability or national harmony or to offend Tibet's customs and traditions. Such efforts will include:

          (i) Training employees on the laws and regulations applicable in, and the customs and traditions of, Tibet and the standards of behaviour to be maintained while working in Tibet. ABC shall assist Continental to prepare and deliver the training;

         (ii) To the extent allowed by law, providing in all employment agreements that the employer has the right to terminate the employment of any employee who commits a serious breach of such standards of behaviour;

         (iii) To the extent allowed by law, terminating the employment of employees who commit a serious breach of such standards of behaviour, provided that the Company has received notice of such breach from the public security bureau or other government department with authority over the employee.

         If any Party breaches the requirements of this Section 7.14, it must commence to remedy the breach on receipt of notice of such breach and complete remedy of the breach within one year of receiving the notice of such breach, as well as use its reasonable endeavours to mitigate the damages.

7.15 This Agreement may not be amended orally, and any amendment hereto must be agreed to in a written instrument signed by all of the Parties.

7.16 This Agreement is signed in Chinese and English and each Party will hold one (1) original of each language version. The two language versions shall have equal validity.

7.17 Except as otherwise expressly provided for under this Agreement, failure or delay on the part of any Party to exercise a right under this Agreement shall not operate as a waiver thereof; nor shall any single or partial exercise of a right preclude any other future exercise thereof.

7.18 This Agreement constitutes the entire agreement among the Parties and supersedes and replaces all previous oral or written agreements, memoranda, correspondence or other communications between the Parties relating to the subject matter hereof.

7.19 This Agreement may be executed in counterpart and by facsimile transmission with the same effect as if the Parties had originally signed the same document. All counterparts will be construed together and constitute one and the same agreement.


IN WITNESS WHEREOF the Parties hereto have duly executed this Agreement as of the dates detailed below.

Leung Yuet Mei

/s/ Leung Yuet Mei
--------------------
Date:




Leung Chi Ming

/s/ Leung Chi Ming
--------------------
Date:




Chen Yulin

/s/ Chen Yulin
--------------------
Date:



Highland Mining Inc.


Per: /s/
     ----------------------------
         Authorized Signatory
Name:
Date:




TIBET TianYuan Minerals
Exploration Ltd.



Per: /s/
     ----------------------------
         Authorized Signatory
Name:
Date:

Continental Minerals
Corporation


Per: ____________________
         Authorized Signatory
Name:
Date:




Hunter Dickinson Inc.


Per: ____________________
         Authorized Signatory
Name:
Date:




Wang Zhi

/s/ Wang Zhi
--------------------
Date:

                                   Schedule A

                           Description of the Property

Xietongmen Copper Deposit
Area: 12.91 km(2); 88(degree)23  45  88(degree)26  30  E & 29(degree)21  30
29(degree)24 00 N Location: Xiong Village, Xietongmen County, Rikaze Tibet. 350 km from Lhasa.

In the below diagram, the Property is represented by the entire shaded area and the darker area within the shaded area represents known existing workings.

[DIAGRAM OMITTED]

                                   Schedule B

                               Exploration Permit

                                   Schedule C

                            Documentary Due Diligence

1. The documents Selling Parties shall provide to Continental in accordance with Section 2.2 to enable Continental to undertake its due diligence study shall include originals of the following documents:

         (i)    With respect to Tianyuan:

                a. capital verification report and other documents evidenc-ing that all of the registered capital has been fully contributed by the founding shareholders of Tianyuan and is currently held by BVI Co;

                b. directors resolutions approving the entering into of this Agreement and the performance of the obligations hereunder;

         (ii)     With respect to BVI Co:

                a.      share certificate issued by BVI Co in the name of ABC;

                b.      certificate of incorporation of BVI Co;

                c. company book of BVI Co (including but not limited to the register of shareholders, the register of directors, the register of charges, shareholders resolutions and the board resolutions);

                d.      articles of association;

                e. board resolutions and shareholders' resolutions approv-ing the entering into this Agreement and the performance of its obligations hereunder;

                f. documents showing that ABC legally hold and beneficially own all issued and outstanding share capital (all of which has been duly authorized, validly issued and fully paid) of BVI Co, free and clear of all liens, charges or encumbrances, and with a par value of USD1 per share;

         (iii)    With respect to the Exploration Rights and the Exploration
                  Permit:

                a. current Exploration Permit issued by the Ministry of Land and Resources in the name of Tianyuan;

                b. a legal opinion, in form and substance agreed by the Parties, acceptable to Continental, issued by a Qualified and reputable law firm in China, contemplating that Tianyuan has legally obtained the Exploration Rights, that the Exploration Permit is validly issued to Tianyuan, that neither the Exploration Rights nor the Exploration Permit is subject to any encumbrances or third party rights, and that the Exploration Rights and Exploration Permit give Tianyuan the right to conduct exploration for copper and other associated minerals including gold within the Property;

         (iv)     With respect to the acquisition of Tianyuan by BVI Co:

                a. transfer agreement in relation to the acquisition of the entire registered capital of Tianyuan by BVI Co;

                b. documents submitted by the Department of Commerce of Tibet to the Ministry of Commerce of the PRC ("MOFCOM") requesting approval of such acquisition and the change of Tianyuan from a PRC domestic limited liability company to a wholly foreign-owned enterprise;

         (v) With respect to the formal approval of the acquisition of Tianyuan by BVI Co:

                a. official reply issued by MOFCOM approving the acquisi-tion of the equity interest in Tianyuan by BVI Co and the change of Tianyuan from a PRC domestic limited liability company to a wholly foreign-owned enterprise;

                b. wholly foreign owned enterprise articles of association of Tianyuan approved by the Department of Commerce of the Tibet Autonomous Region;

                c. Certificate of Approval for Establishment of Enterprises with Foreign Investment in the PRC for Tianyuan issued by the Department of Commerce of the Tibet Autonomous Region;

         (vi) Enterprise Legal Person Business License for Tianyuan issued by the State Administration of Industry and Commerce of the Tibet Autonomous Region evidencing that Tianyuan is a wholly foreign-owned enterprise and that its scope of business includes "mining, processing and sale of mineral products, and investment in risk exploration for mineral resources other than oil and gas in Rikaze area of Tibet"; and

         (vii) official confirmation of the transfer of the Exploration Rights to Tianyuan as a wholly foreign-owned enterprise issued by MOLAR and documents evidencing that the "type of investor" section of the record in relation to the Exploration Permit has been changed to a wholly foreign-owned enterprise.

2. Continental shall provide ABC with a copy of each of the following documents:

         (i) Continental's certificate of incorporation and its memorandum and articles, together with a document filed with the British Columbia company registry showing the respective shareholdings of its shareholders;

         (ii) documents evidencing the shareholding relationship and the shares entrustment relationship between HDI and Continental; and

         (iii) a legal opinion, in form and substance agreed by the Parties, issued by a qualified and reputable law firm in Canada, confirming that Continental has no remaining right or obligation to acquire any interest in the Property under the terms of the Property Option Agreement dated February 5, 2004 between HDI and CTVH, which was subsequently assigned by HDI to Continental.

                                   Schedule D

                                     Options


The options granted by ABC and BVI Co to Continental in accordance with Section
2.3 shall include as follows:

1.       First Option

         An option, exercisable by notice to ABC within three (3) days after signature of the BVI Co Share Option Agreement by the parties thereto, for Continental to purchase from ABC such number of shares of BVI Co so that Continental will hold 50% of the issued share capital of BVI Co (the "First Option").

         The following provisions shall apply to the First Option:

         (i) ABC shall transfer such shares to Continental within ten (10) days of Continental's issuance of its notice to exercise the First Option.

         (ii)   Continental shall:

                (a) pay ABC USD1,200,000 within five (5) business days after the completion of transfer of such shares; and

                (b) subject to the last paragraph of this Section 1, pay ABC USD800,000 within one (1) year after the completion of transfer of such shares.

                  If Continental does not pay the amount provided in subclause
                  (a) in accordance with the time requirement, this Agreement, the BVI Co Share Option Agreement and the BVI Co Shareholders Agreement shall terminate and Continental shall promptly transfer back to ABC the shares purchased pursuant to the First Option and shall release ABC from the share pledge granted under Section 2.3 of this Agreement.

         (iii) Continental may, at its absolute discretion and option, from time to time within twenty four (24) months after the Signature Date (the "First Expenditure Period") invest up to USD5,000,000 into BVI Co in order to fund exploration activi-ties in relation to the Property (the "First Expenditure"). Irrespective of Continental's investments into BVI Co under this paragraph, Continental and the then other shareholders of BVI Co (as a group) shall each hold 50% of the issued share capital of BVI Co during the First Expenditure Period. To that end, as Continental subscribes for any share capital of BVI Co in relation to the First Expenditure, the other shareholders of BVI Co as a group shall also be entitled to subscribe for the same amount of share capital of BVI Co at nominal consider -ation so that the shareholding of the then other shareholders of BVI Co (as a group) is maintained at (but does not exceed) 50%.

         (iv) Subject to clause (v), Continental's investment into BVI Co as contemplated in clause (iii) above shall comply with the following time schedule:

                  (a) the first USD3,000,000 within 365 days after the Signature
                      Date;
                  (b) the Full USD5,000,000 within 730 days after the Signature
                      Date.

         (v) BVI Co will invest into Tianyuan all of the funds Continental invests into BVI Co as contemplated in clause (iv) above and Tianyuan will use such funds in connection with the exploration and development of the Property. If the exploration and development work is delayed for reasons not attributable to Continental, Continental may request an extension of the investment time schedule set out above as well as an equal extension of the expiry date of the First Expenditure Period and the other Parties may not unreasonably refuse such request.

         (vi) BVI Co shall allot and issue shares to the relevant shareholder within ten (10) days after that shareholder's subscription for new BVI Co shares in connection with its investment into BVI Co.

         (vii)    Continental shall, upon receipt of the shares under this
                  Section 1, pledge such shares to ABC. Continental shall retain full beneficial ownership of the shares notwithstanding the pledge. If Continental exercises the First Option but fails to fulfill any obligation under clauses (ii), (iii) or (iv) above, Continental shall within three (3) days following the earlier date of such failure or the date that Continental provides notice to ABC that it no longer wishes to participate in the Property, transfer to ABC all shares it holds in BVI Co to ABC for USD1. Continental shall sign all documents in relation to such pledge at the same time that the BVI Co Share Option Agreement and the BVI Co Shareholders Agreement are signed by the relevant Parties. Having transferred the shares to ABC, Continental shall be responsible to invest into BVI Co only such additional amounts as may be necessary to permit Tianyuan to pay for costs Tianyuan has actually incurred in the exploration and development of the Property prior to the date of transfer of shares. Continental shall have no liabil-ity to make additional investments into BVI Co and shall not otherwise be liable to the other Parties under this Agreement or in relation to the Property. A cost shall be considered "actually incurred" for the purposes of this sub-clause (vii) if Tianyuan has received the service or been delivered the goods to which the cost relates prior to the date of transfer of the shares.

         (viii) Within three (3) days after Continental fulfils its obligations under clauses (ii), (iii) and (iv) above, the other BVI Co Shareholders shall release Continental from the share pledge granted under clause (vi).

2.       Second Option

         A further option, exercisable by Continental after its exercise of the First Option by (i) one month's prior notice to the then other shareholders of BVI Co, where such notice is given no later than twenty-two (22) months following the Signature Date, or (ii) two months' prior notice to such shareholders, where such notice is given between twenty-two (22) months and twenty-four (24) months following the Signature Date, for Continental to subscribe at par value for such number of shares of BVI Co (without any change in the total number of shares issued to the then other shareholders of BVI Co) so that Continental's shareholding in BVI Co after the issuance of such shares will be 60% (the "Second Option").

         The following provisions shall apply to the Second Option:

         (i) BVI Co shall allot and issue such shares to Continental within ten (10) days after Continental's issuance of its notice to exercise the Second Option and payment by Continental of the subscription price.

         (ii) Continental may, at its absolute discretion and option, from time to time within a timeframe as determined by Continental, but no later than 365 days after expiry of the First Expenditure Period (the "Second Expenditure Period") invest into BVI Co an additional US$3,000,000 (less the subscription price Continental has paid to obtain the shares subject to the Second Option) in order to fund exploration activities in relation to the Property (the "Second Expenditure"). Irrespective of Continental's invest -ments into BVI Co under this paragraph, Continental shall hold 60% of the issued share capital of BVI Co and the then share-holders of BVI Co (as a group) shall hold 40% of the issued share capital of BVI Co during the Second Expenditure Period. To that end, as Continental subscribes for any share capital of BVI Co in relation to the Second Expenditure, the other shareholders of BVI Co as a group shall also be entitled to subscribe for the same amount of share capital of BVI Co so that the shareholding of the then other shareholders of BVI Co (as a group) is main-tained at (but does not exceed) 40%.

         (iii) If the exploration and development work is delayed for reasons not attributable to Continental, Continental may request an extension of the expiry date of the Second Expenditure Period and the other Parties may not unreasonably refuse such request.

         (iv) Continental shall, upon receipt of the shares under this Section 2, pledge such shares to then other BVI Co shareholders. Conti-nental shall retain full beneficial ownership of the shares not-withstanding the pledge. If Continental exercises the Second Option but does not incur the Second Expenditure in accordance with this Section, Continental shall within three (3) days following the earlier date of the expiration of the Second Expenditure Period or the date that Continental provides notice to the other shareholders that it will not complete the expendi-ture required in terms of the Second Option, transfer to the then other BVI Co shareholders the shares subscribed for in accordance with the Second Option for USD1. Continental shall sign all documents in relation to such pledge at the same time that it exercises the Second Option. Having transferred the shares to ABC, Continental shall be responsible to invest into BVI Co only such additional amounts as may be necessary to permit Tianyuan to pay for costs Tianyuan has actually incurred in the exploration and development of the Property prior to the date of transfer of shares. Continental shall have no liability to make additional investments into BVI Co and shall not other-wise be liable to the other Parties.

         (v) Within three (3) days after Continental fulfills its obligations under this Section 2, ABC shall release Continental from the share pledge granted under this Section B.2.

3.       Further Assurances

         ABC shall take all necessary and appropriate actions, including giving all shareholder approvals and causing directors of BVI Co designated by it to give their approvals, to enable the issuance of shares by BVI Co pursuant to any exercise of the First Option and the Second Option.

                                   Schedule E

            Terms and Conditions of the BVI Co Shareholders Agreement

As contemplated in Section 2.3, the BVI Co Shareholders Agreement between Continental and the ABC shall include the following principal provisions as well as such further provisions as are ordinary or customary for such agreements in order to protect the interests of the shareholders:

 1.     Funding of the Company

        (a) Continental having completed its investment into BVI Co in connection with the First Option (or if Continental exercises the Second Option then upon expiry of the Second Expenditure Period), the board of directors of BVI Co may from time to time by simple majority resolution determine that BVI Co requires additional funding and the then shareholders of BVI Co shall have first right to supply such additional funding.

        (b) The shareholders shall agree to make either equity contributions or shareholders loans to BVI Co. In the event that the shareholders cannot reach agreement on the form of funding, the funding will be in the form of shareholders equity.

        (c) Each shareholder may subscribe to any such increase in shareholders equity capital or shareholders loans (as the case may be) in proportion to their prevailing respective shareholdings by notifying the board of directors no later than thirty (30) days after the board resolution is passed. Contribution of any increase by either shareholder shall be made no later than the time stipulated by the board of directors, provided that the board of directors will not require that the contributions are made less than sixty (60) days following the date of the board resolution requiring the increase.

        (d) If any shareholder declines to subscribe for its proportionate share of any such increase, the other shareholders may subscribe for that share and the proportionate shareholding interest of the shareholder not subscribing will be diluted proportionately, in accordance with a formula to be set out in the BVI Co Shareholders Agreement. If such increase is not fully subscribed for, then the board of directors may reduce the amount offered and re-send the notice until any notice which is sent is fully subscribed by one or more of the shareholders or the board of directors may invite other investors, agreed to by the shareholders of BVI Co, to subscribe for such equity, subject to the new investors becoming party to the BVI Co Shareholders Agreement.

2.       BVI NPI Payments

         (a) The shareholders of BVI Co will be entitled to share in dividends of BVI Co and in distribution of net proceeds upon a liquidation of the assets of BVI Co according to their respective shareholdings in BVI Co, provided that if the shareholding in BVI Co in aggregate held by ABC falls below

                  15%, then ABC will have an option, exercisable by a single written notice given by all of them to Continental, no later than 30 days after their aggregated shareholding falls below the aforementioned 15%, to:

                  (i) continue to hold their shares in BVI Co, to be entitled to receive their respective shares of dividends of BVI Co according to their respective shareholdings and to be liable to make equity contributions according to their respective shareholdings in accordance with Section 1 above; or

                  (ii) return all their shareholdings in BVI Co to BVI Co within ten (10) days from the date of the notice for cancellation in exchange for a payment, payable ninety (90) days after the financial year end of BVI Co or the date that BVI Co distributes dividends to its shareholders, whichever date is the later, to be shared among themselves (a "BVI NPI Payment") in respect of each financial year of BVI Co following the date of transfer, calculated at a fixed rate of 12.5% of the "BVI Net Profits" (as defined below), which BVI NPI Payments shall be subject to the following provisions:

                           a. subject to subclauses b. and c. below, BVI NPI Payments will not accrue or be payable to such shareholders until after Continental has recovered through its receipt of dividends from BVI Co all of its "Continen-tal BVI Excess Investment" (as defined below);

                           b. in respect of any financial year before NPI Payments have accrued and become payable in accordance with subclause a. above, and provided that in any event that BVI Co has BVI Net Profits of no less than US$2 million, such shareholders shall be entitled to a fixed interim payment of US$250,000 (to be shared among themselves);

                           c. once BVI NPI Payments have accrued and become payable in accordance with subclause
                                    a. above, then the first US$250,000 of the BVI NPI Payments for each year shall be paid to such shareholders (to be shared among themselves), and the remaining amounts accrued, on an aggregated basis, shall be reduced by the amount of any interim payments such shareholders have received in accordance with subclause b. above until all such previously paid fixed interim amounts have been accounted for as a credit to the amounts otherwise due to the other shareholders in BVI Co.

         (b) The term "BVI Net Profits" for a particular financial year means the profits of BVI Co available for distribution in respect of that year to the shareholders of BVI Co, in accordance with Canadian General Accepted Accounting Practices ("Canadian GAAP"), after deduction of operating expenses, applicable taxes, loan repayments and other costs and financial commitments as well as working capital and reserves either required by law or determined to be reasonable by the board of directors of BVI Co in order to provide for working capital or for environmental reclamation in relation to the Property.

         (c) The term "Continental BVI Excess Investment" means all loan and equity capital invested, provided and or contributed by Continental to BVI Co as well as any additional investment made by Continental in relation to the Property directly or indirectly under the terms hereof and not otherwise accounted for as part of BVI Co's loan or equity capital after the point at which the shareholding of ABC falls below 15% of the total shareholders equity capital, plus interest on such funds at the interest rate published calculated in accordance with the prime overdraft rate charged by the Bank of Montreal, Canada to its corporate customers.

         (d) The Parties will enter into a BVI Net Profits Agreement concurrently with such shareholders exercising their option to receive the BVI Net Profits, in a form satisfactory to Continental's legal advisors.

3.       Exploration budgets

         (a) Continental shall prepare annual exploration programs and budgets ("Continental BVI Co Program") and submit them to the Board for approval forty-five (45) days after the end of each exploration program.

         (b) In the event that Continental fails to submit a Continental BVI Co Program in accordance with clause (a) upon expiry of the First Expenditure Period (or if Continental exercises the Second Option then upon expiry of the Second Expenditure Period), ABC shall be entitled to submit an annual exploration program and budget ("ABC BVI Co Program") for the following year to the Board for approval and Continental undertakes that it will approve the ABC BVI Co Program if it is in accordance with sound mining and applicable industry standards and practices in China.

         (c) If Continental does not elect to fund the ABC BVI Co Program or elects to fund less than USD1,000,000 or its pro rata share of the ABC BVI Co Program if that is less than USD1,000,000, then ABC shall be entitled to implement its proposed exploration according to the ABC BVI Co Program and ABC may elect to assume the operatorship, management and administration of the ABC BVI Co Program.

         (d) In the event that Continental submits a Continental BVI Co Program in any period during which ABC has assumed the operatorship, management and administration under an ABC BVI Co Program, the operatorship, management and administration of the annual exploration program and budget under the Continental BVI Co Program shall revert to Continental so long as Continental holds 50% or more of the shares of BVI Co.

         (e) The provisions of (c) will apply mutatis mutandis to ABC and the provisions of (d) will apply mutatis mutandis to Continental if ABC's shareholding rises above 50%.

4.       Board of Directors of BVI Co

         (a) Continental having exercised the First Option and subject to clause (b) below, the following provisions will apply:

                  (i)      The board of directors of BVI Co shall consist of six
                           (6) directors. Upon signature of the BVI Co
                           Shareholders Agreement, BVI Co and the ABC shall cause all but three (3) directors of BVI Co to resign immediately and Continental shall be entitled to appoint three (3) directors to the board of directors of BVI Co;

                  (ii) Continental shall have the right to appoint the Chair -man of the board of directors of BVI Co; and

                  (iii) BVI Co and the then shareholders of BVI Co other than Continental agree not to undertake any action to remove any of the Continental appointed directors from the board of directors, without the prior written consent of Continental, or to undertake any shareholders action that may result in Continental not being in control of the board of directors. The other shareholders of BVI Co may request Continental to remove a Continental appointed director who has committed a serious breach of the standards of behaviour provided for in Section 7.14, but Continental shall be entitled to replace a director so removed.

          (b) In the event that Continental's shareholding in BVI Co falls below 50%, each shareholder shall be entitled to appoint a number of directors proportionate to their percentage interest of the issued share capital of BVI Co, and the shareholder holding more than 50% of the issued share capital will have the right to appoint the Chairman and this clause will apply to any subsequent shareholding changes where a shareholder acquires an interest of more than 50% in BVI Co;

         (c) Except for matters required by law to be dealt with by BVI Co shareholders, the articles of association and by-laws of BVI Co will provide that all decisions of BVI Co shall be resolved by simple majority vote of the board of directors of BVI Co at a duly convened meeting at which a quorum of a majority of the board of directors is present.

         (d) The Chairman of the board of directors shall have a casting vote, except that if Tianyuan undertakes an ABC BVI Co Program the following supplementary provisions shall apply:

                  (i) the directors of BVI Co appointed by ABC, and not the Chairman of the Board, shall have a casting vote in respect of all matters relating to the ABC BVI Co Program, including the issuance of shares by BVI Co to fund the ABC BVI Co Program in a good workmanlike, safe and efficient manner in accordance with sound mining and applicable industry standards and practice in China; and


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

                 (ii) The Chairman of the Board shall have a casting vote on all other matters, if any, excluding matters relating to the ABC BVI Co Program.

5.        Right of First Refusal

         (a) Continental shall have the right to dispose of its shares in BVI Co provided that the other shareholders of BVI Co have first been offered the shares on the same terms as Continental proposes to accept.

         (b) Each shareholder of BVI Co other than Continental shall each have the right to dispose of its shares in BVI Co provided that such shareholder has first offered Continental the shares on the same terms as the shareholder that is selling proposes to accept.

         (c) The shareholder proposing to sell shall first notify in writing the other shareholder or shareholders having a right of purchase with details about the proposed terms of sale and other shareholder shall have thirty (30) days to decided whether to purchase the shares being sold on the same terms as are being offered with completion to occur on the earlier of a date chosen by the buying party and the date which the selling party would have otherwise sold the shares. Before any transfer of shares of BVI Co is effected, any purchaser of the shares must agree to become a party to the BVI Co Shareholders Agreement and the BVI Co Share Option Agreement.

6.       Management Organization and Personnel

         (a) BVI Co shall have a management organization that is under the leadership of the Chief Executive Officer, who shall be an individual nominated by Continental and appointed by BVI Co's board of directors.

                  BVI Co shall cause Tianyuan to set up a management organization that is under the leadership of the General Manager of Tianyuan, who shall be an individual nominated by the Chief Executive Officer of BVI Co and appointed by the board of directors of Tianyuan.

         (b) Continental shall provide suitable engineering expertise, charged at market related rates, as agreed in terms of the annual exploration budget and program approved by the board of directors, to BVI Co and Tianyuan, and BVI Co and Tianyuan shall engage personnel recommended by Continental to operate all the engineering programs. Continental may elect to have the costs of such provision of expertise be either (i) reimbursed to it by Tianyuan or (ii) credited as Continental's expenditure incurred in relation to the Property in accordance with Part B of this Schedule.

7.       Accounts and Audits

         (a)      BVI Co shall prepare its accounts in accordance with Canadian
                  GAAP.

         (b) BVI Co shall engage an international firm of auditors to audit its accounts and annual financial statements and to prepare an audit report.


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

CONTINENTAL MINERALS
CORPORATION

Per: /s/ R.W. Thiessen
     -----------------------
     Authorized Signatory
Name:  R.W. Thiessen
Date:  November 9, 2004




HUNTER DICKINSON INC.

Per: /s/ Robert A. Dickinson
     -----------------------
     Authorized Signatory
Name: Robert A. Dickinson
Date: November 9, 2004


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